EXHIBIT 10.1

Executive Officer	New Base Salary*	2006 Annul Incentive Plan Target Percentage**
Jon A. Marshall President and Chief Executive Officer	$775,000	100%

W. Matt Ralls Executive Vice President and Chief Operating Officer	$475,000	75%

James L. McCulloch Senior Vice President and General Counsel	$355,000	65%

Marion M. Woolie Senior Vice President, Operations	$345,000	65%

Roger B. Hunt Senior Vice President, Marketing	$345,000	65%

*	These base salaries do not go into effect until January 1, 2006.
**	Expressed as a percentage of annual base salary.